Exhibit 28 (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the TETON Westwood Funds of our report dated November 27, 2017, relating to the financial statements and financial highlights, which appears in the TETON Westwood Mighty MitesSM Fund, TETON Westwood SmallCap Equity Fund, TETON Westwood Mid-Cap Equity Fund, TETON Convertible Securities Fund, TETON Westwood Equity Fund, TETON Westwood Balanced Fund and TETON Westwood Intermediate Bond Fund Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement

/s/ PricewaterhouseCoopers LLP
New York, New York
January 25, 2018